UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2020

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10932	13-3487784
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

245 Park Avenue 35th Floor New York, NY 10167
(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WETF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 13, 2020, WisdomTree Investments, Inc. (the “Company”) issued and sold $25.0 million in aggregate principal amount of 4.25% Convertible Senior Notes due 2023 (the “Additional Notes”) pursuant to an Indenture (the “Indenture”), dated June 16, 2020, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), in a private offering to qualified institutional buyers (the “Note Offering”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Additional Notes to an investment bank (the “Initial Purchaser”) pursuant to the Purchase Agreement (the “Purchase Agreement”), dated August 10, 2020, by and between the Company and the Initial Purchaser, resulted in approximately $24.2 million in net proceeds to the Company. The Company used approximately $4.4 million of the net proceeds from the Note Offering to repurchase approximately 1.0 million shares of the Company’s common stock at a price of $4.27 per share. The Additional Notes were issued at a price equal to 101% of the principal amount thereof, plus interest deemed to have accrued thereon since June 16, 2020, and constitute a further issuance of, and form a single series with, the Company’s outstanding 4.25% Convertible Senior Notes due 2023 issued on June 16, 2020 in the aggregate principal amount of $150.0 million (the “Existing Notes” and together with the Additional Notes, the “Notes”). Immediately after giving effect to the issuance of the Additional Notes, the Company has $175.0 million aggregate principal amount of Notes outstanding.

The Notes are the Company’s senior unsecured obligations, but are subordinated in right of payment to the Company’s obligations to make certain redemption payments (if and when due) in respect of its Series A preferred stock. The Notes bear interest at a rate of 4.25% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020. The Notes will mature on June 15, 2023, unless earlier converted, repurchased or redeemed. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted. At its election, the Company will also settle its conversion obligation in excess of the aggregate principal amount of the Notes being converted in either cash, shares of its common stock or a combination of cash and shares of its common stock.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 15, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (3) upon the occurrence of a notice of redemption delivered by the Company in accordance with the terms of the Indenture but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events. On or after March 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

The Notes will be convertible at an initial conversion rate of 168.9189 shares of the Company’s common stock, per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $5.92 per share), subject to adjustment. In certain circumstances, conversions in connection with a “make-whole fundamental change” (as defined in the Indenture) or conversions of Notes called (or deemed called) for redemption may result in an increase to the conversion rate, provided that the conversion rate will not exceed 270.2702 shares of the Company’s common stock per $1,000 principal amount of Notes, subject to adjustment.

The Company may not redeem the Notes prior to June 20, 2021. The Company may redeem for cash all or any portion of the Notes, at its option, on or after June 20, 2021 and on or prior to the 55th scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding the redemption date. No sinking fund is provided for the Notes.

If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes plus accrued special interest, if any, to be immediately due and payable.

A copy of the Indenture and form of Note are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to the Company’s Current Report on Form 8-K filed on June 17, 2020 and are incorporated by reference herein. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Additional Notes to the Initial Purchaser in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and for resale by the Initial Purchaser to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement, pursuant to which the Company sold the Additional Notes to the Initial Purchaser. The shares of the common stock issuable upon conversion of the Additional Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of common stock are issued upon conversion of the Additional Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Additional Notes, and any resulting issuance of shares of the common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of June 16, 2020, by and between the Company and the Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 17, 2020).

4.2	Form of Global Note, representing the Company’s 4.25% Convertible Senior Notes due 2023 (included as Exhibit A to the Indenture filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 17, 2020).

99.1	Press release, dated August 11, 2020

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

Date: August 13, 2020	By:	/s/ Amit Muni
Amit Muni
Chief Financial Officer